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ALTERA UPDATES SECOND QUARTER REVENUE GUIDANCE

San Jose, Calif., June 7, 2012 - Altera Corporation (NASDAQ: ALTR) today announced updated second quarter 2012 revenue guidance.

Sequential revenue growth for the second quarter is expected to be in line with the company's previous guidance for growth of 14 percent to 18 percent from the first quarter. Altera's 40-nm and 28-nm products will be up strongly from first quarter levels. As previously expected, growth will be broad across most of the company's vertical markets.

Second quarter results will be released after the market close on July 24, 2012.

Forward-Looking Statements

Statements in this press release that are not historical are "forward-looking statements" as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as "will," "expects," "anticipates," or other words that imply or predict a future state. Forward-looking statements include, but are not limited to, projections of the company's second quarter revenue outlook, product performance and vertical market performance. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, current global economic conditions, customer business environment, customer inventory levels, vertical market mix, market acceptance of the company's products, product introduction schedules, the rate of growth of the company's new products including Cyclone® IV, Arria® II, Arria V, Stratix® IV, and Stratix V FPGAs, MAX® V CPLDs and HardCopy® IV device families, changes in the mix of our business between prototyping and production-based demand, as well as changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera's SEC filings are posted on the company's website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

 Altera programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera's FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.

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